CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Alliant Energy Corporation and management’s report on the effectiveness of internal control over financial reporting dated March 1, 2006, appearing in the Annual Report on Form 10-K of Alliant Energy Corporation for the year ended December 31, 2005 and our report dated June 28, 2006 appearing in the Annual Report on Form 11-K of Alliant Energy Corporation 401(k) Savings Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
August 3, 2006